PRESS RELEASE
For Immediate Distribution

Agape ATP Corporation Signs ICPO with Swiss One Oil & Gas AG for 200,000 MT of EN590 and 2,000,000 Barrels of Jet Fuel A1

Optimizing supply chain efficiency, integrating advanced technologies, and expanding global market reach

KUALA LUMPUR, 24 FEBRUARY 2025 – **NASDAQ-listed** **AGAPE ATP Corporation ("ATPC")** signed an Irrevocable Corporate Purchase Order ("ICPO") with **Swiss One Oil & Gas AG** ("Swiss One") and entered into a strategic partnership to **enhance oil and gas sales and purchase operations.** The ICPO entails the procurement of approximately **200,000 metric tons of EN590 10PPM diesel and 2,000,000 barrels of Jet Fuel A1** for an initial trial phase. This collaboration brings together ATPC's expertise in sustainable business strategies and global trade with Swiss One's extensive experience in the oil and gas sector, **strengthening their position in the energy market, optimizing supply chain efficiency and integrating advanced technologies.**

Swiss One, based in Pfäffikon, Switzerland, specializes in unique global trades of oil and gas products. This collaboration enables the company to scale operations while benefiting from ATPC's extensive network and strategic insights. ATPC, headquartered in Kuala Lumpur, Malaysia, has built a reputation as a leader in health and wellness, renewable energy, and global trade consultancy, continuously expanding into high-growth industries that align with its vision of sustainability and innovation.

The partnership is designed to create greater efficiency in the procurement, sales, and distribution of refined petroleum products**, including EN590 10PPM diesel and Jet Fuel A1.** With ATPC providing strategic consultancy support, Swiss One is set to expand its trading capabilities, ensuring timely and cost-effective delivery of oil and gas products to its clients.



(L-R): A. Magedara and Steven Huffman, Advisor and Representative from Swiss One Oil & Gas AG; Prof. Dato' Sri Dr. How Kok Choong, Founder and Group CEO of ATPC; Prof. Dr. Md Nasir, Representative from Golden Pristine Synergy and Dr. Fernando Cortizo, Executive Director of ATPC. (link)

Prof Dato' Sri Dr How Kok Choong, the Founder and Global Group CEO of ATPC expressed confidence in the partnership, stating: "This partnership is a major step forward in ATPC's diversification strategy, reinforcing our role in the global energy sector. By working with Swiss One, we are not only optimizing oil and gas procurement but also driving innovation, efficiency, and sustainability within the supply chain.

The agreement focuses on key objectives that will drive success for both companies. Through resource sharing, ATPC and Swiss One will streamline supply chain operations, ensuring improved logistics and enhanced delivery capabilities. **The integration of advanced technologies such as automated systems for inventory management, order processing, and real-time shipment tracking will significantly improve**

operational efficiency. The partnership also aims for market expansion, leveraging joint marketing efforts and industry participation to explore new regions and strengthen customer engagement.

A core aspect of the collaboration is the commitment to sustainability, **with both companies emphasizing carbon footprint reduction and the adoption of environmentally responsible practices.** These initiatives align with global regulatory requirements and enhance corporate social responsibility efforts within the oil and gas industry.

Through this strategic alliance, both companies stand to gain increased market presence, cost efficiencies, and access to new trading opportunities. With ATPC's role in facilitating refined fuel procurement and Swiss One's established position in global oil and gas trade; the collaboration is expected to drive significant growth and long-term value.

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About AGAPE ATP Corporation
Agape ATP Corporation (ATPC) is dedicated to enhancing the quality of life and promoting sustainable development. With a strong foundation built on two core business pillars, ATPC specializes in the provision of health and wellness products that caters to the diverse needs of its customers, ensuring their well-being and vitality. Additionally, APTC delivers comprehensive energy-saving solutions that empower companies to drive sustainability initiatives, reduce energy consumption, and achieve their sustainability goals.

For more information, visit www.agapeatpgroup.com.

Issued By: Koa International Sdn. Bhd. on behalf of Agape ATP Corporation

For more information, please contact:
Jazzmin Wan
Tel: +60 17-289 4110
Email: j.wan@swanconsultancy.biz

Mandy Tan
Tel: +60 16-477 2257
Email: m.tan@swanconsultancy.biz
